Elite Appoints Chris C. Dick to the Position of Vice President, Business Development

NORTHVALE, N.J. (October 31, 2002) - Chris C. Dick has been appointed to the position of Vice President of Business Development for Elite Laboratories, Inc., a wholly owned subsidiary of Elite Pharmaceuticals, Inc (Amex: ELI) effective November 1, 2002. Mr. Dick will direct licensing and business development activities for Elite's products and technology systems.

Mr. Dick joins Elite from Elan Drug Delivery, Inc. where he served as Director of Business Development. While in this position he was responsible for licensing and business development for Elan's portfolio of drug delivery technologies. Prior to Elan, Mr. Dick led the business development activities for EnTec, a drug delivery business unit within FMC's Pharmaceutical Division, and for FMC's pharmaceutical functional coatings product line. Mr. Dick held various other business and technical positions at FMC prior to joining FMC's Pharmaceutical Division. Mr. Dick received an M.B.A. from Stern School of Business, New York University and an M.S. and B.S. in Chemical Engineering from Cornell University.

"We are very pleased to have someone with Chris' business development and licensing experience join Elite," said Dr. Atul Mehta, President and CEO of Elite. "He will complement the extensive experience and talent we have in the other parts of the business."

Elite specializes in the development of delayed release, sustained release, targeted release, pulse release and other oral controlled release systems. Elite has over fifteen products under development in the therapeutic areas that include cardiovascular, diabetes, arthritis, pain, neurology, allergy and infection. Some of these products are being developed in collaboration with other pharmaceutical companies. Elite has been issued three patents and additional patent applications have been filed. Elite has also established a FDA and DEA registered facility in Northvale, NJ.

This release contains forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company's control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company's filings with the Securities and Exchange Commission such as 10K, 10Q and 8K reports.

FOR FURTHER INFORMATION, CONTACT:
Jonathan Fassberg of The Trout Group, Investor Relations of Elite
Pharmaceuticals, Inc.
Phone: 212-477-9007  Ext. 16
Website: http://www.elitepharma.com

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SOURCE:  Elite Pharmaceuticals, Inc.


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